Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces 2010 Results (Unaudited)

Costa Mesa, Calif., January 20, 2011 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for 2010 of $4.2 million or $0.38 per share on a diluted basis, compared with a net loss of $460,000 or $0.08 per share on a diluted basis for 2009.

The Company’s pre-tax income totaled $6.3 million in 2010, compared with a pre-tax loss of $547,000 in 2009.  The $6.8 million favorable change between years was primarily due to:

·	A $5.6 million decrease in provision for loan losses due to improved loan credit quality; and
·	A $5.3 million increase in net interest income due to a higher net interest margin and a higher level of interest earning assets.

Partially offsetting the above favorable items were the following:

·
A $2.3 million increase in noninterest expense, primarily associated with higher costs related to other real estate owned (“OREO”) operations, compensation and benefits costs, legal and audit fees, and office expenses; and

·
A $1.8 million unfavorable change in noninterest income (loss), primarily due to losses on the sale of loans, partially offset by lower other-than-temporary impairment (“OTTI”) charges taken on our private label securities and higher gains on sales of investment securities available for sale.

For the fourth quarter of 2010, the Company recorded net income of $1.6 million or $0.14 per share on a diluted basis, compared with a net loss of $277,000 or $0.04 per share on a diluted basis in the fourth quarter of 2009.  The Company’s pre-tax income totaled $2.5 million in the fourth quarter of 2010, compared with a pre-tax income of $52,000 in the fourth quarter of 2009.

Steven R. Gardner, President and Chief Executive Officer, commented on the results for 2010, “We are very pleased with our financial results this year given the sluggish economic environment.  Since the fourth quarter of last year, our net interest margin has expanded, increasing 65 basis points in 2010 to 3.77%.  The growth in our net interest margin has been driven by our lower funding costs.  This year our borrowings declined an average of $89.5 million and the associated costs decreased by 36 basis points.  The decline in borrowings was offset by an average increase in our deposits as our market share expands and we continue to win new banking relationships from our competitors.  Moreover, our deposit costs dropped 87 basis points due primarily to an increase in lower-costing transaction accounts of $41.2 million or 25.4% and noninterest bearing accounts of $13.3 million or 39.4%.  We are proud of the consistent performance of our employees and their dedication to outstanding customer service.”

Mr. Gardner continued, “As we stated last year, we expected credit costs in the industry to remain elevated for a period of time and they have and will most likely continue to do so.  Our expectation is that the commercial real estate markets will remain soft throughout the new year. In spite of this backdrop, we are extremely pleased with the performance of our loan portfolio with our associated credit costs being some of the lowest among our peers.  We attribute this strong asset quality to our overall conservative credit culture that has fortified us against the long-drawn-out weakness in the commercial real estate market in Southern California.  It is not only our disciplined credit culture, but also our proactive strategies to aggressively address loan weakness at the earliest stages that continues to benefit our results.  At December 31, 2010, nonperforming assets declined from the previous quarter to 0.40% of total assets and we do not have any troubled debt restructurings of commercial real estate loans.  Total delinquent loans amounted to 0.76% of total loans and our annualized net loan charge-offs to total average loans was 0.21% for the fourth quarter of 2010 and 0.39% for the year.  Furthermore, at year end, our debt service coverage ratio for our multifamily loan portfolio remains unchanged from the previous year end at 1.20 and, although down from previous years, our debt service coverage ratio for our non-owner occupied commercial real estate portfolio remains strong at 1.29.  These results attest to our conservative credit philosophy, sound underwriting practices and our effective portfolio management.”

Mr. Gardner concluded, “Although we expect the real estate markets to remain soft in 2011, we are seeing increased optimism from business owners and signs that economic activity is increasing in our markets..  As such, we are cautiously optimistic about the prospects to capture new business relationships and grow the Bank in 2011.  We have positioned ourselves with strong capital, solid asset quality, and a capacity to expand as we stand ready to meet the demands in the business communities where we operate. We will continue to look to broaden and strengthen our franchise through intrinsic growth as well as opportunistic acquisitions.”

Net Interest Income

Net interest income totaled $7.5 million in the fourth quarter of 2010, up $1.4 million or 22.2% from the fourth quarter of 2009.  The increase reflected a higher net interest margin of 3.91% in the current quarter, compared with 3.20% in the fourth quarter of 2009, partially offset by a $2.7 million decrease in average interest-earning assets in the current quarter to total $770.0 million.  The increase in the current quarter net interest margin of 71 basis points primarily reflected a decrease in the average costs on interest-bearing liabilities of 70 basis points, while the yield on interest-earning assets increased slightly by 3 basis points.  For the current quarter, the decrease in costs on our interest-bearing liabilities resulted from a decline in the cost of borrowings of 67 basis points as lower costing borrowings replaced those that matured and a decline in our cost of deposits of 49 basis points as the mix of deposits shifted to lower costing transaction accounts.

For 2010, net interest income totaled $28.4 million, up $5.3 million or 22.7% from 2009.  The increase was associated with a higher net interest margin of 3.77%, up 65 basis points from 2009 and higher average interest-earning assets, which grew by $11.1 million, or 1.5%.

Provision for Loan Losses

The Company did not record a provision for loan losses during the fourth quarter of 2010, compared with $2.2 million recorded in the fourth quarter of 2009.  Net loan charge-offs decreased $1.1 million in the current quarter and amounted to $291,000, compared with $1.4 million during the fourth quarter of 2009.  Although weakness in the California economy continues, our recent charge-off history and strong credit quality metrics within our loan portfolio were significant determinates in estimating the adequacy of our allowance for loan losses at the end of 2010 and our determination not to record a provision during the fourth quarter of 2010.  The loan charge offs we experienced in the fourth quarter of 2010 and throughout the year are in response to the uncertainty and sluggish economic conditions in our primary markets as well as constraints on the financial markets in which we lend.  These conditions continue to adversely affect our borrowers and their businesses and, consequently, the collateral securing our loans.

For 2010, the provision for loan losses was $2.1 million and net loan charge-offs totaled $2.1 million.  This compares to a $7.7 million provision for loan losses and net loan charge-offs of $4.8 million for 2009.

Noninterest income

Noninterest income totaled $14,000 in the fourth quarter of 2010, down $125,000 from the same period in the prior year.  The decrease was primarily due to higher losses on sales of loans of $297,000, partially offset by a favorable reduction in OTTI charges of $251,000 in the current fourth quarter.  Loan sales for the fourth quarter of 2010 totaled $3.7 million at a loss of $655,000, compared with $2.5 million at a loss of $358,000 in the fourth quarter of 2009.

For 2010, our noninterest loss totaled $1.1 million, compared with noninterest income of $697,000 in 2009.  The unfavorable change was primarily related to higher losses on the sales of loans of $3.0 million, partially offset by an improvement in OTTI charges of $943,000 and higher gains on sales of investment securities available for sale of $333,000 in 2010.  The losses on sales of loans in 2010 were essentially all from the sale of $14.6 million of sub-performing and nonperforming loans included in loan sales.  The OTTI charges in 2010 and 2009 were all on private label securities received by the Company when it redeemed its shares in two mutual funds in 2008.

Noninterest Expense

Noninterest expense totaled $5.0 million in the fourth quarter of 2010, up $956,000 or 23.6% from the same period in the prior year.  The increase was primarily associated with an increase in compensation and benefits costs of $341,000, primarily from higher annual incentive costs and an increase in employee count; an increase in OREO operation costs of $168,000, resulting from higher losses on sales; and an increase in legal and audit expense of $167,000, primarily from loan workouts, with the remainder of the increase spread through various expense categories.

For 2010, noninterest expense totaled $18.9 million, up $2.3 million or 13.5% from 2009.  The increase was due primarily to an increase in OREO operations costs of $998,000 from higher losses on sales and writedowns; an increase in compensation and benefits costs of $436,000, primarily from annual incentive costs and an increase in employee count; an increase in legal and audit fees of $337,000, primarily from loan workouts; an increase in office and postage expenses of $235,000; and an increase in data processing and communication costs of $173,000.

Assets and Liabilities

At December 31, 2010, assets totaled $826.8 million, up $19.5 million or 2.4% from December 31, 2009.  During the fourth quarter of 2010, assets increased $5.5 million primarily due to increases in loans held for investment, net of $12.3 million and cash and cash equivalents of $12.2 million, partially offset by a decrease in investment securities available for sale of $17.1 million.

Investment securities available for sale totaled $155.1 million at December 31, 2010, up $31.7 million or 25.7% from December 31, 2009.  During the fourth quarter of 2010, investment securities available for sale decreased $17.1 million or 9.9%.  At December 31, 2010, 49 of our 79 private label mortgage-backed securities (“MBS”) were classified as substandard or impaired and had a book value of $4.5 million and a market value of $3.8 million.  Interest received from these securities is applied against their respective principal balances.  These private label MBS were acquired when we redeemed our shares in certain mutual funds in 2008.

Net loans held for investment totaled $555.5 million at December 31, 2010, a decrease of $11.0 million or 1.9% from December 31, 2009.  During the fourth quarter of 2010, loans held for investment increased $12.3 million or 2.3% and included loan originations of $26.1 million, purchases of $9.5 million and loan sales of $3.7 million.  At December 31, 2010, the loans to deposits ratio was 85.6%, up from 84.1% at September 30, 2010, but down from 93.0% at December 31, 2009.  At December 31, 2010, our allowance for loan losses was $8.9 million, down $291,000 from September 30, 2010 and essentially unchanged from December 31, 2009.  The allowance for loan losses as a percent of nonaccrual loans decreased from 297.9% at September 30, 2010 to 270.9% at December 31, 2010, but increased from 88.9% at December 31, 2009.  At December 31, 2010, the ratio of allowance for loan losses to total loans was 1.6%, down from 1.7% at September 30, 2009, but up from 1.5% at December 31, 2009.

Deposits totaled $659.2 million at December 31, 2010, up $40.5 million or 6.5% from December 31, 2009.  During the fourth quarter of 2010, deposits increased $2.4 million due primarily to growth in interest-bearing transaction accounts of $4.2 million and retail certificates of deposit of $2.9 million, partially offset by a decrease in noninterest-bearing accounts of $4.6 million.  Within the retail certificates of deposit increase, we experienced a contraction of $8.2 million in our less than one year products, while our greater than one year products grew $11.1 million as we strategically sought to lengthen these liabilities in the current low interest rate environment.  At December 31, 2010, the Company had a minimal amount of wholesale deposits and no brokered deposits.  The total cost of deposits at December 31, 2010 was 1.40%, up from 1.37% at September 30, 2010, but down from 2.09% at December 31, 2009.

At December 31, 2010, total borrowings amounted to $78.8 million, down $23.0 million or 22.6% from December 31, 2009, but up $2.0 million or 2.6% from the third quarter of 2010.  During the fourth quarter of 2010, a $38.0 million fixed rate Federal Home Loan Bank (“FHLB”) term advance with a rate of 4.92% matured and two fixed rate FHLB term advances were executed for $20 million each, with one at an interest rate of 0.27% for one year and the other at an interest rate of 0.95% for two years.  Total borrowings represented 9.53% of total assets and had a weighted average cost of 1.62% at December 31, 2010, up from 9.35% of total assets at a weighted average cost of 4.11% at September 30, 2010, but down from 12.61% of total assets at a weighted average cost of 4.32% at December 31, 2009.

Nonperforming Assets

At December 31, 2010, nonperforming assets totaled $3.3 million or 0.40% of total assets, down from $13.4 million or 1.66% at December 31, 2009 and $4.8 million or 0.58% at September 30, 2010.  The decrease during the fourth quarter of 2010 was primarily associated with the sale of a $1.7 million OREO commercial land property for a loss of $270,000.  At December 31, 2010, nonperforming assets consisted of nonaccrual loans totaling $3.3 million and one OREO residential property of $34,000.

Regulatory Capital Ratios

At December 31, 2010, our ratio of tangible common equity to total assets was 9.51% with a basic book value per share of $7.83 and diluted book value per share of $7.18.

At December 31, 2010, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 10.28%, tier 1 risked-based capital of 14.00% and total risk-based capital of 15.26%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At December 31, 2010, the Company had a ratio for tier1 leverage capital of 10.39%, tier 1 risked-based capital of 14.04% and total risk-based capital of 15.29%.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.

Pacific Premier Bancorp, Inc. will hold its annual meeting on Wednesday May 25, 2011 at 9 a.m. at its corporate headquarters in Costa Mesa, California.  The record date for determining shareholders that are entitled to vote at the annual meeting will be April 1, 2011.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible OTTI of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2009 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

ASSETS	December 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
Cash and due from banks	$63,433	$59,677
Federal funds sold	29	29
Cash and cash equivalents	63,462	59,706
Investment securities available for sale	155,094	123,407
FHLB stock/Federal Reserve Bank stock, at cost	13,334	14,330
Loans held for investment	564,417	575,489
Allowance for loan losses	(8,879)	(8,905)
Loans held for investment, net	555,538	566,584
Accrued interest receivable	3,755	3,520
Other real estate owned	34	3,380
Premises and equipment	8,223	8,713
Deferred income taxes	11,103	11,465
Bank owned life insurance	12,454	11,926
Other assets	3,819	4,292
TOTAL ASSETS	$826,816	$807,323
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$47,229	$33,885
Interest bearing:
Transaction accounts	203,029	161,872
Retail certificates of deposit	407,108	417,377
Wholesale/brokered certificates of deposit	1,874	5,600
Total deposits	659,240	618,734
FHLB advances and other borrowings	68,500	91,500
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	10,164	13,277
TOTAL LIABILITIES	748,214	733,821
STOCKHOLDERS’ EQUITY
Preferred Stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 10,033,836 shares at December 31, 2010 and December 31, 2009 issued and outstanding	100	100
Additional paid-in capital	79,942	79,907
Accumulated deficit	(526)	(4,764)
Accumulated other comprehensive loss, net of tax benefit of $639 at December 31, 2010, $1,218 at December 31, 2009	(914)	(1,741)
TOTAL STOCKHOLDERS’ EQUITY	78,602	73,502
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$826,816	$807,323

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(unaudited)	(unaudited)	(unaudited)	(audited)
INTEREST INCOME
Loans	$9,316	$9,738	$36,509	$39,570
Investment securities and other interest-earning assets	1,133	697	4,594	3,869
Total interest income	10,449	10,435	41,103	43,439
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	405	486	1,710	1,429
Interest on certificates of deposit	1,937	2,468	7,901	11,618
Total interest-bearing deposits	2,342	2,954	9,611	13,047
FHLB advances and other borrowings	495	1,237	2,741	6,839
Subordinated debentures	79	78	314	368
Total interest expense	2,916	4,269	12,666	20,254
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	7,533	6,166	28,437	23,185
PROVISION FOR LOAN LOSSES	-	2,200	2,092	7,735
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,533	3,966	26,345	15,450
NONINTEREST INCOME
Loan servicing fees	66	84	400	486
Deposit fees	214	213	817	851
Net loss from sales of loans	(655)	(358)	(3,332)	(351)
Net gain from sales of investment securities	258	365	1,020	687
Other-than-temporary impairment loss on investment securities, net	(179)	(430)	(1,087)	(2,030)
Other income	310	265	1,106	1,054
Total noninterest income (loss)	14	139	(1,076)	697
NONINTEREST EXPENSE
Compensation and benefits	2,348	2,007	8,483	8,047
Premises and occupancy	681	617	2,623	2,559
Data processing and communications	212	162	806	633
Other real estate owned operations, net	344	176	1,371	373
FDIC insurance premiums	193	264	1,258	1,382
Legal and audit	319	152	1,134	797
Marketing expense	216	156	786	664
Office and postage expense	121	48	530	295
Other expense	575	471	1,957	1,944
Total noninterest expense	5,009	4,053	18,948	16,694
INCOME (LOSS) BEFORE INCOME TAX (BENEFIT)	2,538	52	6,321	(547)
INCOME TAX (BENEFIT)	938	329	2,083	(87)
NET INCOME (LOSS)	$1,600	$(277)	$4,238	$(460)

EARNINGS (LOSS) PER SHARE
Basic	$0.16	$(0.04)	$0.42	$(0.08)
Diluted	$0.14	$(0.04)	$0.38	$(0.08)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,033,836	7,788,618	10,033,836	5,642,589
Diluted	11,122,502	7,788,618	11,057,404	5,642,589

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	For the Three Months Ended		For the For the Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Profitability and Productivity
Net interest margin	3.91%	3.20%	3.77%	3.12%
Noninterest expense to average total assets	2.48	2.00	2.38	2.14
Efficiency ratio (1)	58.72	61.56	59.24	69.32
Return on average assets	0.79	(0.14)	0.53	(0.06)
Return on average equity	8.12	(1.65)	5.57	(0.76)

Asset and liability activity
Loans originated/purchased	$34,762	$450	$111,223	$11,467
Repayments	(26,438)	(2,150)	(61,983)	(52,107)
Loans sold	(3,682)	(2,515)	(29,977)	(2,515)
Increase (decrease) in loans, net	12,254	(9,923)	(11,046)	(56,554)
Increase (decrease) in assets	5,496	(40,542)	19,493	67,367
Increase in deposits	2,449	12,352	40,506	161,606
Increase (decrease) in borrowings	2,000	(75,000)	(23,000)	(118,400)

(1) Efficiency ratio excludes other real estate operations, net and gains and losses from sales of loans and investment securities.

Pacific Premier Bancorp and Subsidiary
Average Balance Sheets

	Three Months Ended
	December 31, 2010			December 31, 2009
	(dollars in thousands)

	Average		Average	Average		Average
Assets	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Cash and cash equivalents	$44,814	$24	0.21%	$91,390	$54	0.23%
Federal funds sold	29	-	0.00%	30	-	0.00%
Investment securities	179,818	1,109	2.47%	109,612	643	2.35%
Loans receivable, net (1)	545,331	9,316	6.83%	571,617	9,738	6.81%
Total earning assets	769,992	10,449	5.43%	772,649	10,435	5.40%
Non-interest-earning assets	39,300			37,919
Total assets	$809,292			$810,568
Liabilities and Equity:
Interest-bearing liabilities:
Transaction accounts	246,708	405	0.65%	182,346	486	1.06%
Retail certificates of deposit	412,393	1,934	1.86%	428,820	2,430	2.25%
Wholesale/brokered certificates	1,947	3	0.61%	5,893	38	2.56%
Total interest-bearing deposits	661,048	2,342	1.41%	617,059	2,954	1.90%
FHLB advances and other borrowings	51,402	495	3.82%	109,228	1,237	4.49%
Subordinated debentures	10,310	79	3.04%	10,310	78	3.00%
Total borrowings	61,712	574	3.69%	119,538	1,315	4.36%
Total interest-bearing liabilities	722,760	2,916	1.60%	736,597	4,269	2.30%
Non-interest-bearing liabilities	7,704			6,678
Total liabilities	730,464			743,275
Stockholders' Equity	78,828			67,293
Total liabilities and equity	$809,292			$810,568
Net interest income		$7,533			$6,166
Net interest rate spread (2)			3.83%			3.10%
Net interest margin (3)			3.91%			3.20%
Ratio of interest-earning assets to interest-bearing liabilities			106.53%			104.89%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

Pacific Premier Bancorp and Subsidiary
Average Balance Sheets

	Year to Date
	December 31, 2010			December 31, 2009
	(dollars in thousands)

	Average		Average	Average		Average
Assets	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Cash and cash equivalents	$53,322	$120	0.23%	$52,544	$122	0.23%
Federal funds sold	29	-	0.00%	3,000	8	0.27%
Investment securities	157,782	4,474	2.84%	93,606	3,739	3.99%
Loans receivable, net (1)	543,567	36,509	6.72%	594,483	39,570	6.66%
Total earning assets	754,700	41,103	5.45%	743,633	43,439	5.84%
Non-interest-earning assets	41,349			36,146
Total assets	$796,049			$779,779
Liabilities and Equity:
Interest-bearing liabilities:
Transaction accounts	232,567	1,710	0.74%	130,594	1,429	1.09%
Retail certificates of deposit	400,556	7,871	1.97%	405,886	11,309	2.79%
Wholesale/brokered certificates	2,699	30	1.11%	10,632	309	2.91%
Total interest-bearing deposits	635,822	9,611	1.51%	547,112	13,047	2.38%
FHLB advances and other borrowings	66,678	2,741	4.11%	156,153	6,839	4.38%
Subordinated debentures	10,310	314	3.05%	10,310	368	3.57%
Total borrowings	76,988	3,055	3.97%	166,463	7,207	4.33%
Total interest-bearing liabilities	712,810	12,666	1.78%	713,575	20,254	2.84%
Non-interest-bearing liabilities	7,208			5,887
Total liabilities	720,018			719,462
Stockholders' Equity	76,031			60,317
Total liabilities and equity	$796,049			$779,779
Net interest income		$28,437			$23,185
Net interest rate spread (2)			3.67%			3.00%
Net interest margin (3)			3.77%			3.12%
Ratio of interest-earning assets to interest-bearing liabilities			105.88%			104.21%

(1)	Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	December 31, 2010	December 31, 2009

Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	10.29%	9.72%
Tier 1 risk-based capital ratio	14.03	13.30
Total risk-based capital ratio	15.28	14.55

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	10.41%	9.89%
Tier 1 risk-based capital ratio	14.07	13.41
Total risk-based capital ratio	15.32	14.67

Share Data
Book value per share (Basic)	$7.83	$7.33
Book value per share (Diluted)	7.18	6.75
Closing stock price	6.48	3.38

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	December 31, 2010	December 31, 2009
Loan Portfolio
Real estate loans:
Multi-family	$243,584	$278,744
Commercial non-owner occupied	130,525	149,577
One-to-four family (1)	20,318	8,491
Business loans:
Commercial owner occupied	113,025	103,019
Commercial and industrial	54,687	31,109
SBA	4,088	3,337
Other loans	1,417	1,991
Total gross loans	567,644	576,268
Less:
Deferred loan origination costs (fees) and premiums (discounts)	(3,227)	(779)
Allowance for loan losses	(8,879)	(8,905)
Loans held for investment, net	$555,538	$566,584

Asset Quality
Nonaccrual loans	$3,277	$10,012
Other real estate owned	34	3,380
Nonperforming assets	3,311	13,392
Allowance for loan losses	8,879	8,905
Allowance for loan losses as a percent of total nonperforming loans	270.95%	88.94%
Nonperforming loans as a percent of gross loans receivable	0.58	1.74
Nonperforming assets as a percent of total assets	0.40	1.66
Net loan charge-offs for the quarter ended	$291	$1,402
Net loan charge-offs for the year ended	2,119	4,711
Net loan charge-offs for quarter to average total loans, net	0.21%	0.98%
Allowance for loan losses to total loans	1.57	1.55

Delinquent Loans:
30 - 59 days	$1,203	$3,976
60 - 89 days	17	52
90+ days (2)	3,091	5,480
Total delinquency	$4,311	$9,508
Delinquency as a % of total gross loans	0.76%	1.65%

(1) Includes second trust deeds
(2) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets